Exhibit 16.1

February 9, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of E2open Parent Holdings, Inc. (the “Company”) included under Item 4.01 of its Form 8-K dated February 8, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage Ernst & Young LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in paragraphs 5 under Item 4.01.

/s/ WithumSmith+Brown, PC

New York, New York

cc:	Mr. Timothy I. Maudlin
Audit Chair
E2open Parent Holdings, Inc.